Madison Strategic Sector Premium Fund
the Registrant
Registration No. 811-21713
Form NSAR-B
Period Ended December 31, 2017

Sub-Item 77C: Matters submitted to a vote of security holders.
Annual Meeting
The Annual Meeting of shareholders of the Fund was held on
August 22, 2017. The number of shares of the Fund as of May 25, 2017, the record date, issued and outstanding and entitled to vote at the Annual Meeting of Shareholders was 5,798,291. At the meeting, the holders of 3,845,002 shares 66.31% were represented in person or by proxy, constituting a quorum.
Proposal 1. Election of Trustees. Nominees for Trustees for election by the shareholders, received the following votes:
Funds Nominees
For
Withheld
Mr. Frank E. Burgess
1,703,451
114,340
Mr. Steven P. Riege
1,702,021
115,770
Shareholder Activists Nominees


Mr. Arthur C. Regan
2,010,681
16,530
Mr. Daniel C. Robeson
2,010,681
16,530
Election of Board Trustee Nominees must be approved by the affirmative vote of a majority of the shares present in person at the Annual Meeting or represented by proxy so long as a quorum is present. The two shareholder activists nominees were elected. The Funds two incumbent Trustees were not re-elected.
Proposal 2. Shareholder Proposal regarding termination of the investment advisory agreement. The shareholder proposal requesting the investment advisory agreement be terminated did not receive the requisite votes for approval and was defeated. Of the 64.17% of outstanding shares voting, 57.32% or 36.78% of total outstanding shares voted in favor of the proposal and 42.68% or 27.38% of total outstanding shares voted against or abstained.
Shares not voted 35.83%. The proxy vote totals were as follows:
For
Against
Abstain
Not Voted
2,132,881
1,488,750
99,044
2,077,686
Approval of Proposal 2 required the affirmative vote of a majority of the outstanding voting securities of the Fund which means a vote of the lesser of 1 a majority of the outstanding shares of the Fund, or 2 67% or more of the shares of the Fund represented at the Annual Meeting if more than 50% of the outstanding shares of the Fund are present or represented by proxy so long as a quorum is present. Votes withheld have the same effect as votes against the Proposal.
Proposal 3. Non-Binding Shareholder Proposal regarding self-
tender offer. The non-binding shareholder proposal requesting the Board of Trustees to authorize a self-tender offer for all outstanding common shares of the Fund was approved. Of the
64.17% of outstanding shares voting, 57.11% or 36.65% of total outstanding shares voted in favor of the proposal and 42.89% or 27.52% of total outstanding shares voted against or abstained.
Shares not voted 35.83%. The proxy vote totals were as follows:
For
Against
Abstain
Not Voted
2,124,19
1,501,416
94,370
2,077,686
Approval of Proposal 3 required the affirmative vote of a majority of the shares present in person at the Annual Meeting or
represented by proxy so long as a quorum is present. Votes
withheld have the same effect as votes against the Proposal.
Special Meeting
A Special Meeting of shareholders of the Fund was held on
September 15, 2017.   The number of shares of the Fund as of May
25, 2017, the record date, issued and outstanding and entitled to vote at the Special Meeting of Shareholders held on September 15, 2017 was 5,798,291. At the meeting, the holders of 3,561,351 shares 61.42% were represented in person or by proxy,
constituting a quorum.
Proposal 1.  Shareholders of MSP are being asked to consider and vote to approve an Agreement and Plan of Reorganization between Madison Strategic Sector Premium Fund MSP and the Madison
Covered Call & Equity Strategy Fund MCN and the transactions contemplated thereby, including the merger of MSP with and into
MCN.
The proposal to approve an Agreement and Plan of
Reorganization of MSP into MCN did not receive the requisite votes for approval. Of the 61.42% of outstanding shares voting, 40.21% or 24.70% of total outstanding shares voted in favor of the proposal and 59.79% or 36.72% of total outstanding shares voted against or abstained. Shares not voted 38.58%. The proxy vote totals were as follows:
For
Against
Abstain
Not Voted
1,432,073
2,068,531
60,747
2,236,940
Approval of the proposal required the affirmative vote of a majority of the outstanding voting securities of the Fund which means a vote of the lesser of 1 a majority of the outstanding shares of the Fund, or 2 67% or more of the shares of the Fund represented at the special meeting if more than 50% of the outstanding shares of the Fund are present or represented by proxy so long as a quorum is present. Votes withheld have the same effect as votes against the proposal. Because the closing of the merger is contingent upon both MSP and MCN obtaining the requisite shareholder approvals, the merger of MSP into MCN will not occur at this time.